NEWS RELEASE

Coeur Announces Key Leadership Changes

Chicago, Illinois - December 13, 2018 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today announced that the Company’s Board of Directors (the “Board”) appointed Thomas S. Whelan as Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”), effective January 1, 2019. Mr. Whelan will succeed Peter C. Mitchell, who has served as SVP and CFO since 2013.

Most recently, Mr. Whelan was CFO of Arizona Mining and possesses an extensive background in accounting, capital markets, risk management, financial planning, tax, management and strategy, along with a deep knowledge of the metals and mining industry.

“We are excited to welcome Tom to Coeur as our new CFO,” said Mitchell J. Krebs, President and CEO of Coeur. “Tom brings over twenty-five years of financial, operational and strategic experience that make him the ideal choice for the role. I’d also like to take the opportunity to express my thanks and gratitude to Peter for his significant contributions over the last five years. We wish him well in his retirement.”

Coeur today also announced that the Board appointed Terry F.D. Smith as Senior Vice President of Operations. Mr. Smith was previously Vice President of North American Operations and recently replaced Frank L. Hanagarne, Jr. as principal operating officer of the Company. Mr. Smith will be responsible for overseeing all operational functions at each of the Company’s five operating mines in North America.

“The Company's operations have experienced substantial improvements over the past five years. We appreciate Frank’s significant contributions to these achievements,” said Mr. Krebs. “We look forward to the Company’s next phase of growth and transformation under Terry’s operational leadership. He has been instrumental to our efforts to optimize and reposition our asset portfolio since joining Coeur in 2013 and is deserving of this expanded role.”

Biographies:
Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.

Mr. Smith joined Coeur as the Vice President of North American Operations in 2013. He has over 20 years of mining industry experience, including 15 years focused on underground operations. Prior to joining the Company, he served as Vice President, Project Development and Assessments for Hunter Dickinson Inc. Mr. Smith also served as Manager of Operations Support for Barrick Gold Corporation in Toronto, and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver. Mr. Smith holds a Bachelor of Mining Engineering from Laurentian University.

NEWS RELEASE

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British
Columbia, the Rochester silver-gold mine in Nevada, the Wharf gold mine in South Dakota, and the Kensington gold mine in
Alaska. In addition, the Company has interests in several precious metals exploration projects throughout North America.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com